Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA Strategic Communications 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES
FIRST QUARTER 2010 RESULTS
- - -
Revenue for the first quarter increased 72% compared to last year

SACRAMENTO, CALIF., MAY 10, 2010 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging, image management, EMR, and practice management company, today reported its financial results for the three month period ended March 31, 2010 and provided an update on recent corporate developments.

For the three months ended March 31, 2010, OIS reported a net revenue increase of 72% to $4.1 million compared to $2.4 million for the same period in 2009. The increase in revenue is primarily due to an increase in product sales of approximately $1,675,000.

Operating expenses for the three months ended March 31, 2010 were $2.9 million compared to $2.2 million for the same period last year. The increase in operating expenses for the first quarter of fiscal 2010 is mostly attributable to the increase of sales and marketing expenses, which increased to $1,544,594 versus $904,156 for the same period last year. This increase was due to an increase in sales and marketing efforts introducing and supporting the launch of the OIS Eye ScanTM, both internationally and in the US Optometry market.

Gross margins for the quarter ended March 31, 2010 increased to 55% compared to 47% for the same period in 2009. The increase is mainly attributable to an increase in product revenue.

Net loss for the quarter ended March 31, 2010 was approximately $(857,000), or $(0.03) per basic and diluted share, compared with a net loss for the quarter ended March 31, 2009 of approximately $(1,108,000) or ($0.07) per basic and diluted share.

For the three months ended March 31, 2010, OIS reported cash flow used in operating activities of approximately ($46,159), compared with cash flow used in operating activities of approximately ($707,382) for the same period in 2009.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
May 10, 2010

As of March 31, 2010, the Company reported $5.3 million in cash and cash equivalents and $4.5 million in total shareholders’ equity.

“The first quarter of 2010 signifies the beginning of a very exciting time for OIS, with sales of the EMR and PM solutions for OIS and its subsidiary, Abraxas ramping up over the past several months." Gil Allon, Chief Executive Officer of OIS, stated, “The EMR and PM markets are primed to grow significantly over the next few years with physicians’ offices implementing new EMR and PM solutions in an effort to meet pending government regulations and receive federal incentives. OIS is in an exciting position to benefit from this surge in the marketplace. OIS EMR v 4.1 and Abraxas EMR v 4.1 are CCHIT 08 Certified Ambulatory EHRs. These solutions have been specifically tailored to meet the individual needs of select healthcare sectors.

“We are also excited with the international launch of our OIS Eye Scan, which we started delivering to initial customers and distributors over the past few months. We are very pleased by the initial market acceptance and expect this revolutionary new imaging device to expand our addressable market within the imaging space. In addition, we are expanding our geographical reach, with approximately 20 new distribution agreements now in place for the OIS Eye Scan, covering countries such as India, Italy and Argentina as well as other European, Asian, and Latin American countries. These agreements are in addition to our sales forces established in the U.S., through our German subsidiary, and our European sales branch in Belgium.

“As we continue to develop and offer revolutionary technologies to the market, we anticipate an ever growing demand for each of our products, particularly the OIS Eye Scan. This is especially true for the ophthalmology market, where we believe our leadership position separates us from the rest of the market,” concluded Mr. Allon.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR/Practice Management solutions for the eye care market. With over twenty-five years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through OIS' wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to OB/GYN, Orthopedic and Primary care. The Company markets and supports its products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
May 10, 2010

Ophthalmic Imaging Systems
Selected Financial Data
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	unaudited	unaudited
	2010	2009
Net revenues	$4,133,315	$2,409,531
Cost of sales	$1,866,753	$1,270,464
Gross profit	$2,266,562	$1,139,067

Sales and marketing	$1,544,594	$904,156
Research and development	$844,198	$785,774
General and administrative	$516,879	$511,023
Total operating expenses	$2,905,671	$2,200,953
Loss from operations	$(639,109)	$(1,061,886)
Interest and other expenses, net	$(230,922)	$(43,910)
Net loss before income taxes	$(870,031)	$(1,105,796)
Income tax expense	$12,876	$(2,153)
Net loss	$(857,155)	$(1,107,949)

Basic and diluted net loss per share	$(0.03)	$(0.07)

Shares used in the calculation of basic and diluted net loss per share	26,518,618	16,866,831

Ophthalmic Imaging Systems
Condensed Consolidated Statement of Cash Flow

	Three Months Ended March 31,
	2010	2009
Statement of Cash Flows Data:	unaudited	unaudited
Net cash used in operating activities	$(46,159)	$(707,382)
Net cash used in investing activities	(63,727)	(25,092)
Net cash provided by (used in) financing activities	1,228	(394,363)
Effect of exchange rate changes on cash and cash equivalents	(23,340)	-
Net decrease in cash and cash equivalents	$(131,998)	$(1,126,837)

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA